Exhibit 10.1

TRANSACTION INCENTIVE AGREEMENT

This Transaction Incentive Agreement (this “Agreement”) is effective as of February 1, 2026 (the “Effective Date”) by and among Limoneira Company (the “Company”) and Harold S. Edwards (“Participant”).

WHEREAS, the Company is shifting its strategic focus to an “asset light” model;

WHEREAS, in April 2022, the Board of Directors of the Company (the “Board”) approved a strategic plan and roadmap (together, the “Strategic Plan”) to sell certain land and water assets over the next five years;

WHEREAS, Participant is currently employed by the Company, and the Company recognizes and appreciates Participant’s loyalty to the Company and the critical role Participant will play in maximizing the value to the Company in the implementation of the Strategic Plan and the sale of the land and water assets; and

WHEREAS, the Company and the Participant entered into that certain Retention Bonus Agreement dated October 26, 2022 (the “Prior Agreement”) and the parties desire to terminate the Prior Agreement and enter into this Agreement to govern the terms of bonuses to be paid upon the Closing (as defined herein) of Special Projects (as defined herein) in furtherance of the Strategic Plan.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Profit Participation Project Bonus. Subject to the terms of this Agreement, Participant shall be eligible to receive bonuses based on the Closing of Special Projects (the “PPP Bonus”) and maintaining employment through the relevant Payment Date (as defined herein). Conditioned upon (i) the Closing(s) of Special Projects within the Bonus Eligibility Period, (ii) the approval of the Compensation Committee of the Board (the “Committee”) in its sole discretion, and (iii) Participant’s continuous employment with the Company through the relevant Payment Date, the Company will pay to the Participant a PPP Bonus equal to five percent (5%) of any Profit generated from the Closing of a Special Project.

a.	Caps on PPP Bonus Payment.

i.	Annual Cap. During each fiscal year, the total amount of PPP Bonuses will be capped at $2,000,000.

ii.	Aggregate Cap. During the Bonus Eligibility Period, the total amount of PPP Bonuses will be capped at $5,000,000.

iii.	If the PPP Bonuses in any given fiscal year exceed the Annual Cap as set forth above, any excess will be deferred and carried forward for potential payment in subsequent years, subject to the remaining Aggregate Cap as set forth above.

b.	PPP Bonus Payment. Each PPP Bonus will be paid (i) fifty percent (50%) in cash, less required withholdings and taxes, and (ii) fifty percent (50%) in Restricted Shares, pursuant to the terms and conditions of the Omnibus Incentive Plan, subject to Participant executing a Restricted Stock Agreement. The Restricted Shares will be one hundred percent (100%) vested on the one-year anniversary of the Payment Date. Notwithstanding the foregoing, the Committee may, in its sole discretion, alter the mix of cash and Restricted Shares to be paid to the Participant.

c.	PPP Bonus Payment Timing. The Company will advance to Participant a PPP Bonus at the close of the audited quarter in which the Closing Date of the Special Project occurred (the “Payment Date”), provided that Participant is employed by the Company on the Payment Date.

2.       No Right to Continued Employment. Neither this Agreement nor any other action related to the PPP Bonuses shall confer upon Participant any right to continue in the employment of the Company or affect in any way with the right of the Company to terminate Participant’s employment at any time. Participant acknowledges that Participant is an “at will” employee and Participant’s employment may be terminated with or without cause at any time. Except as otherwise expressly provided in this Agreement, all rights of Participant with respect to the PPP Bonuses shall terminate upon termination of the employment of Participant.

3.       Non-Disclosure.

a.	Non-Disclosure of Confidential Information. Participant acknowledges that Participant has received and will have access to, and the Company agrees to continue to provide to Participant on an ongoing basis, certain of the Company’s confidential information. Participant will not, either during or after employment, either directly or indirectly, use, divulge, disclose, reveal, or communicate, other than as required in the performance of Participant’s duties for the Company, any confidential information for so long as such information is not publicly available other than in whole or in part through the efforts of Participant. Notwithstanding the foregoing, Participant will not be held criminally or civilly liable under any federal or state trade secret law for a disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and protected from public disclosure. Further, nothing in this Agreement prohibits Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any federal Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Participant does not need prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

b.	Remedies for Breach. Participant stipulates that the covenants contained herein are essential for the protection of the trade secrets, confidential business and technological information, relationships, and competitive position of the Company; that a breach of any covenant contained herein would cause the Company irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Company would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach.

c.	Survival. The provisions in this Section 3 survive termination of this Agreement and Participant’s employment.

4.       Notices. The persons or addresses to which notices, mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 4. Any notice or other communication given pursuant to the provisions of this Section 4 shall be deemed to have been given (a) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (b) if sent by reputable overnight courier, one business day after delivery to such courier; (c) if sent by facsimile or email, on the date it is actually received; and (d) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows.

If to Participant:	At the address most recently on the books and records of the Company

If to the Company:	Limoneira Company 1141 Cummings Road Santa Paula, CA 93060 Attention: Corporate Secretary

5.       Taxes. All payments under this Agreement will be treated for U.S. federal, state and local income tax purposes as a payment of compensation by the Company to Participant. The Company shall be authorized to deduct and withhold from any amounts payable under this Agreement as provided by applicable law. Any amount that is so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Participant in respect of which such deduction and withholding was made. The Company shall not be liable for any taxes, penalties, or other monetary amounts owed by Participant or any other person as a result of any payments of PPP Bonuses under this Agreement.

6.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of California, without regard to principles of conflicts of laws, except to the extent governed by federal law in which case federal law shall govern.

7.       Miscellaneous. The PPP Bonus is subject to the Company’s Recoupment of Incentive Compensation Policy. All of the covenants and provisions of this Agreement will bind and inure to the benefit of the Company and Participant and their respective permitted successors. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto concerning the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by a written instrument executed by the Company and Participant. This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or other form of electronic transmission and all such counterparts, facsimiles or other form of electronic transmission together constitute one and the same original agreement. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, the singular shall include the plural and the plural the singular, in each case as the context may require.

8.       Definitions. For purposes of this Agreement, the following definitions shall apply:

a.	“Closing” shall mean the consummation of a Special Project.

b.	“Closing Date” shall mean the date of a Closing

c.	“Profit” shall mean the profit generated from the applicable Special Project calculated by deducting the book value at transaction date from proceeds earned.

d.	“Final Bonus Date” shall mean October 31, 2031.

e.	“Bonus Eligibility Period” shall mean the period from the execution of this Agreement through the Final Bonus Date.

f.	“Special Projects” shall mean the sale, as approved by the Board during the Bonus Eligibility Period, of any of the land or water assets of the Company or real estate development as identified in the Profit Participation Asset List, attached as Exhibit A.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of February 1, 2026.

LIMONEIRA COMPANY

By:	/s/ Mark Palamountain
Name: Title:	Mark Palamountain Chief Financial Officer

PARTICIPANT

/s/ Harold S. Edwards
Harold S. Edwards